Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 13th day of October 2015, (the “Effective Date”) between Royal Energy Resources, Inc., a Delaware corporation (the “Company”), and Ronald Phillips (“Officer”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of acquiring and operating natural resources assets, including coal, oil and gas (the “Business”);

WHEREAS, the Company desires to retain Officer as an independent contractor initially, and subsequently as an employee if the Company completes certain acquisitions;

WHEREAS, the Company and the Officer are entering into this agreement to define the terms and conditions under which Officer will provide certain services to the Company;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment, Title and Responsibilities. Subject to the terms and conditions of this Agreement, the Company hereby employs Officer, and Officer hereby accepts employment with the Company, beginning as of the Effective Date. The Officer shall be employed as President for the Company. The duties of the Officer shall include the duties described in Exhibit A attached hereto, along with such other duties and projects typical of the office as may be assigned by the Chief Executive of the Company (the “Officer’s Services”).

2. Time Commitment During Initial Term. During the Initial Term, the Company shall employ the Officer as an independent contractor, and the Officer shall only be required to devote such time as is the Officer and the Company mutually agree is necessary to fulfill the Officer’s duties and responsibilities. The Officer may continue his employment or seek other employment, provided that such employment does not violate any of the covenants set forth in Section 7 herein.

3. Time Commitment After Initial Term. After the Initial Term, the Officer will devote such business time, attention and energies to the diligent and faithful performance of Officer’s duties as an Officer of Company. The Officer will not, without the express written consent of the Company, after the Initial Term directly or indirectly actively engage in any other business, either as Officer, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

4. Compensation and Benefits During Initial Term. During the Initial Term, it is understood that the relation of the Officer to the Company shall be that of an independent contractor. During the Initial Term, the Officer shall be responsible for payment of all taxes however designated (including sales, use, excise, federal, FICA, Medicare, income, state and privilege taxes), levied or based upon the compensation paid to the Officer under this Agreement, and the Company shall report all compensation paid to the Officer during Initial Term on Form 1099.

5. Compensation and Benefits After Initial Term. After the Initial Term, it is understood that the relation of the Officer to the Company shall be that of employer-employee. After the Initial Term, the Company shall withhold from any compensation or benefits paid to the Officer all taxes however designated (including sales, use, excise, federal, FICA, Medicare, income, state and privilege taxes) levied or based upon the compensation paid to the Officer under this Agreement, and the Company shall report all compensation paid to the Officer after Initial Term on Form W-2.

6. Compensation Payable to Officer. Regardless whether the Officer’s services are provided during or after the Initial Term, the Officer’s compensation shall be as set forth on Exhibit A attached hereto.

7. Covenants of Officer. Officer understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the Company Business is of the utmost importance to the Company’s success, and Officer further acknowledges that Officer will develop and learn information in the course of Officer’s employment that would be useful in competing unfairly with the Company. In light of these facts and in consideration of Officer’s employment with the Company and the Company’s agreement to compensate Officer on the terms set forth in Section 4 of this Agreement, Officer covenants and agrees with Company as follows:

7.1.	Confidential Information. Officer shall use his best efforts to protect Confidential Information. During and after association with Company, Officer will not use (other than for Company) or disclose any of Company’s Confidential Information. “Confidential Information” means information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Officer’s employment with the Company is terminated (the “Termination Date”). “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

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7.2.	Return of Materials. On the Termination Date or for any reason or at any time at Company’s request, Officer will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Officer’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

7.3.	Solicitation of Officers and Independent Contractors. During Officer’s employment hereunder and for two (2) years after the Termination Date, Officer will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

7.4.	Non-Solicitation of Customers. During Officer’s employment hereunder, and for a period of five (5) years after the Termination Date, Officer will not, except on behalf of the Company or an affiliate of the Company, directly or indirectly, whether alone or with any other Person as a partner, officer, director, employee, agent, shareholder, consultant, sales representative or otherwise solicit, induce or encourage any customer of the Company to terminate the customer’s relationship with the Company or any way reduce the amount of business which the customer does with the Company.

7.5.	Disparagement. Officer shall not at any time make false, misleading or disparaging statements about Company, including its products, services, management, Officers, and customers.

7.6.	Prior Agreements. Officer warrants that Officer is not under any obligation, contractual or otherwise, limiting or affecting Officer’s ability or right to perform freely Services for Company. Upon execution of this Agreement, Officer will give Company a copy of any agreement, or notify Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Officer’s ability or right to perform Services for Company, to solicit customers or potential customers, to solicit the Officers or independent contractors of a prior employer or other Person, or to use any type of information.

7.7.	Future Employment or Contractual Opportunities. At any time before, and for one year after, the Termination Date, Officer shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide Company with the employer’s name and a description of the services Officer will provide.

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7.8.	Work For Hire Acknowledgment; Assignment. Officer acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Officer’s employment and part of Officer’s duties, responsibilities, or assignment. Officer’s work on and contributions to the Works will be rendered and made by Officer for, at the instigation of, and under the overall direction of, Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Officer assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Officer will execute and deliver to Company, or its successors and assigns, any assignments and documents Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Officer constitutes and appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

7.9.	Inventions, Ideas and Patents. Officer shall disclose promptly to Company, and only to Company, any invention or idea of Officer (developed alone or with others) conceived or made during Officer’s employment by Company or within six months of the Termination Date. Officer assigns to Company any such invention or idea in any way connected with Officer’s employment or related to Company’s Business, its research or development, or demonstrably anticipated research or development and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Officer’s own time, unless (a) the invention relates (i) directly to Company’s Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Officer for Company.

7.10.	Property of Company. Officer acknowledges and agrees that all business Officer generates because of his affiliation with the Company is and shall be the sole property of the Company. All receivables, premiums, commissions, fees and other compensation generated by the Officer’s services are the property of the Company. The Officer is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company. All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by the Officer from a customer of the Company shall be tendered immediately to the Company.

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8. Term; Termination.

8.1.	Expiration of Term. The independent contractor relationship created by this Agreement shall begin on the date of execution of this Agreement and end on the date that the Company and the Officer mutually agree that the Officer will become a full-time employee of the Company (the “Initial Term”). After the Initial Term, the Officer shall be employee by the Company in an employment relationship. The independent contractor or employment relationship, as applicable, created by this Agreement shall exist on an at will basis until terminated voluntarily by the Officer, without cause by the Company or with cause by the Company in accordance with Section 8.2 below (the period during which Officer is employed under this Agreement being herein referred to as the “Term”).

8.2.	Termination For Cause. Officer’s employment under this Agreement may be terminated by the Company immediately upon the occurrence of one of the following events, and if so terminated, the Company shall have no further liability to Officer whatsoever for compensation, benefits or damages other than those that have accrued prior to termination:

(a) the commission of any act by Officer which, if prosecuted, would constitute a felony;

(b) any material act or omission involving malfeasance or negligence in the performance of employment duties which has a materially adverse effect on the Company and which has not been corrected in 30 days after written notice from the Company;

(c) failure or refusal by Officer to comply with the policies of the Company contained in any Company Handbook or with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Board of Directors;

(d) Officer’s prolonged absence without the consent of the Company;

(e) Officer’s gross neglect of his duties or willful insubordination to the Board of Directors or his superior officers;

(f) the death of Officer.

If the Company terminates the Officer for any other reason than those listed in subparagraphs (a) through (f) of this section, then the Company will pay the Officer severance in the amount set forth in Exhibit A. If the Officer voluntarily resigns or is terminated according for any of the reasons set forth in subparagraphs (a) through (f) above, then no severance will be payable.

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9. Setoff. All amounts due or payable to Officer by Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to Company by Officer.

10. No Conflicting Obligations. Officer represents and warrants that Officer is not subject to any noncompetition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

11. Miscellaneous.

11.1.	Agreement Binding. This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns, and Officer and Officer’s heirs, executors, administrators and personal representatives. This Agreement may not be assigned by Officer or by Company, except that Company may assign its rights under this Agreement without the written consent of Officer to any affiliate of Company or in connection with any transfer of Company or of all or any substantial part of the Company Business (and such assignment will not constitute a termination of Officer’s employment by Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms. Company will be released from all of its obligations under this Agreement upon a Permitted Transfer.

11.2.	Entire Agreement. This Agreement, including any attachments, contains the entire agreement between the parties with respect to employment of Officer by the Company and no statement, promise or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified or altered except in a writing signed by Company and Officer and specifically referencing this Agreement. The provisions of this Agreement do not in any way limit or abridge any rights of Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws, all of which are in addition to and cumulative of the rights of Company under this Agreement.

11.3.	Provisions Severable. If any provision or covenant of this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect. If any covenant in Section 4 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Officer.

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11.4.	Prior Agreements. The terms and conditions of all prior agreements between the Company and Officer concerning the employment of Officer with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.

11.5.	Remedies. Officer acknowledges that if Officer breaches or threatens to breach Officer’s covenants and agreements in this Agreement, then Officer’s actions may cause irreparable harm and damage to Company which could not be adequately compensated in damages. Accordingly, if Officer breaches or threatens to breach this Agreement, then Company will be entitled to injunctive relief, in addition to any other rights or remedies of Company under this Agreement or otherwise. Officer will indemnify Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including reasonable attorneys’ fees, resulting from or relating to any breach by Officer of Officer’s representations, warranties, covenants and agreements under this Agreement.

11.6.	Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

11.7.	Notices. All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below the person’s signature to this Agreement. Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 8.7 on the date of such facsimile), or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

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11.8.	Covenants Independent; Survival.

(a) The covenants, agreements, representations, and warranties of Officer contained in this Agreement are separate and independent from the covenants, agreements, representations and warranties of Officer contained in any other agreement or document in favor of Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation or warranty of Officer.

(b) Officer’s obligations pursuant to Sections 4 will survive the Termination Date and any termination of this Agreement. Except as required by law or the express terms of any Officer benefit plan in which Officer participates, neither Officer nor Officer’s heirs, executors, administrators or personal representatives, will be entitled to any salary, bonus or other compensation or any benefits during or for any period after the Termination Date.

11.9.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.10.	Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

11.11.	Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Officer will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

11.12.	Tax Consequences. Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Officer benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

11.13.	Governing Law. This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without regard to its principles of conflicts of law.

11.14.	Construction. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

11.15.	Obligations Contingent. The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Officer’s performance of Officer’s obligations under this Agreement. The duties, covenants and agreements of Officer under this Agreement, being personal, may not be delegated.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:

Name:	Ronald Phillips

ROYAL ENERGY RESOURCES, INC.:

By:
Title:	Chief Executive Officer
Name:	William L. Tuorto

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Exhibit A

Compensation and Benefit Terms

Officer’s Title	President.

Base Term	24 months.

Base Compensation

$75,000 per annum, payable monthly in arrears on the first day of each month. The first and last monthly payment shall be prorated to reflect the actual number of days which are being compensated.

At the sole election of the Company, the Officer’s base compensation may be paid in shares of common stock of the Company, determined based on the average closing price of the common stock for the seven days prior to the date payment is due. Any shares of common stock issued in satisfaction of base compensation may be registered on Form S-8.

Equity Signing Bonus	$50,000 payable in shares of common stock of the Company registered on Form S-8, determined based on the closing price of the common stock on the Effective Date.

Expense Reimbursement	All reasonable out-of-pocket expenses will be reimbursed if approved in advance and documented by receipts, and are subject to the Company’s policy on expense reimbursements as announced from time to time.

Sick Leave/Vacation/Personal Time Off	Two weeks’ time off is accrued for every year that Officer works for the Company, which may be used as sick leave, vacation or person time off at the discretion of Officer. Any time off not taken during any one-year period will expire. No compensation will be payable for any time off that is not utilized, or which has accrued at the time of Officer’s termination of employment for any reasons.

Health, Dental, Life Insurance	None.

Retirement Plans	None.

Severance	None.

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